UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	November 26, 2018

NAVIDEA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4995 Bradenton Avenue, Suite 240, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Medical Officer

On November 26, 2018, Michael Rosol, Ph.D., accepted an offer to become the Chief Medical Officer of Navidea Biopharmaceuticals, Inc. (“Navidea” or the “Company”), effective December 17, 2018.  Prior to joining Navidea, Dr. Rosol, age 50, served as Associate Director in the Clinical and Translational Imaging Group at Novartis Institutes for BioMedical Research from November 2016 to December 2018.  Before that, he held positions as Senior Director of Business Development at Elucid Bioimaging, Inc. from May 2016 to November 2016, and as Chief Scientific Officer of MediLumine, Inc. from October 2015 to May 2016.  Prior to those roles, he was the Head of the Translational Imaging Group at Novartis Pharmaceuticals Group from October 2012 to March 2015. Dr. Rosol’s training and experience lie in the fields of biophysics, physiology, and biological/medical imaging, and his work has focused on cardiovascular imaging, preclinical and clinical imaging instrumentation and applications, animal models of human disease, pathophysiology, biomarkers, and imaging in toxicological and clinical trials.  He has also served as faculty in Radiology and Director of two academic research imaging facilities.  Dr. Rosol holds a Ph.D. from Boston University School of Medicine. On November 29, 2018, the Company issued a press release relating to Dr. Rosol’s appointment, which is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Dr. Rosol’s employment with the Company is on an at-will basis. Accordingly, either the Company or Dr. Rosol may terminate his employment relationship with the Company at any time, with or without cause. Dr. Rosol shall receive an annual salary of $205,000 and will be eligible for a maximum annual cash bonus equal to 35% of his annual salary. The Company has also recommended that the Compensation, Nominating and Governance Committee of the Board of Directors grant to Dr. Rosol an option to purchase up to 125,000 shares of common stock at an exercise price of $0.38 per share, vesting one-third on the date of grant, one-third on the six-month anniversary of the date of grant, and one-third on the one-year anniversary of the date of grant, subject to Dr. Rosol’s continued employment.

There is no arrangement or understanding between Dr. Rosol and any other person pursuant to which he was selected as the Company’s Chief Medical Officer, and there are no family relationships between Dr. Rosol and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Dr. Rosol has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Appointment of Director

On November 29, 2018, the Company appointed Adam Cutler as a director.  Mr. Cutler’s appointment, which will be effective on December 1, 2018, was made to the class with terms expiring at the annual meeting of stockholders to be held in 2020.  Mr. Cutler was not appointed to serve on any committees of the Board, although he may be appointed to one or more committees at a later date.  On November 29, 2018, the Company issued a press release relating to the appointment of Mr. Cutler, which is filed as Exhibit 99.2 to this report and is incorporated herein by reference.

Similar to other non-employee directors, Mr. Cutler will receive compensation for his service as a director in accordance with the Company’s non-employee director compensation program.

There is no arrangement or understanding between Mr. Cutler and any other person pursuant to which he was selected as a director of the Company and there are no family relationships between Mr. Cutler and any of the Company’s directors or executive officers.  There are no transactions to which the Company is a party and in which Mr. Cutler has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Cutler is expected to enter into a standard Director Agreement with the Company, a form of which was previously filed by the Company with the U.S. Securities and Exchange Commission on May 10, 2016, and which is incorporated by reference herein.

Item 9.01.      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Exhibit Description

99.1	Press Release dated November 29, 2018.

99.2	Press Release dated November 29, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIDEA BIOPHARMACEUTICALS, INC.

Date: November 30, 2018	By:	/s/ Jed A. Latkin
Jed A. Latkin Chief Executive Officer, Chief Operating Officer and Chief Financial Officer